Exhibit 99.2

PRESS RELEASE

Autoliv Announces Common Share / Equity Unit Offering for an Aggregate of $350 Million

(Stockholm, March 24, 2009) — Autoliv Inc. (the “Company”) – the global leader in automotive safety systems – today announced the commencement of a common share and equity unit offering which is expected to provide aggregate proceeds of approximately $350 million to the Company.

In order to increase Autoliv’s financial flexibility and strengthen its equity position, the Company’s Board of Directors has decided to commence a common share and equity unit offering.

The Company plans to offer, subject to market and other conditions, approximately $200 million in the form of common stock and approximately $150 million in the form of equity units in underwritten registered public offerings in the U.S. In connection with these offerings, Autoliv intends to grant the underwriter over-allotment options with respect to approximately 10% in additional common stock and approximately 10% in additional equity units. The common shares will be issued from the common shares held in treasury by the Company.

The equity units will initially consist of a forward purchase contract and a 2.5% undivided beneficial ownership interest in $1,000 principal amount senior note due 2014. Under the purchase contract, holders will be required to purchase shares of the Company’s common stock no later than April 30, 2012 (based on Eastern Standard Time).

Neither the completion of the common share offering nor the completion of the equity unit offering will be contingent on the completion of the other. The Company intends to use the net proceeds from the offerings for general corporate purposes.

Morgan Stanley & Co. Inc. is acting as sole bookrunner for both offerings.

Each offering will be made under the Company’s shelf registration statement filed with the Securities and Exchange Commission and only by means of a prospectus supplement and accompanying prospectus. When available, a copy of the prospectus supplement and accompanying prospectus relating to each offering may be obtained from Morgan Stanley & Co. Inc., 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

Inquiries:

Jan Carlson, President & CEO, Autoliv Inc                +46 8 587 20 600 or +1 519 973 3799

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has ~80 facilities with ~37,000 associates in 31 vehicle-producing countries. In addition, the Company has 13 technical centers in 11 countries around the world, including 21 crash test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on NASDAQ OMX Stockholm (SSE: ALIV SDB).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any common shares, any equity units or any other securities, nor will there be any sale of common shares, equity units or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25 e-mail: henrik.kaar@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com